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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

    We consent to the incorporation by reference in this Registration Statement of The Hain Food Group, Inc. on Form S-4 of our report dated February 18, 1999 (except for Note 7, as to which the date is March 30, 1999), on the consolidated financial statements of Natural Nutrition Group, Inc. appearing in Amendment No. 3 to the Current Report on Form 8-K of The Hain Food Group, Inc. dated
April 27, 1999 and filed with the Securities and Exchange Commission on June 18, 1999, and to the reference to us under the heading "Experts" in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.

By: /s/ DELOITTE & TOUCHE LLP
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   DELOITTE & TOUCHE LLP

Costa Mesa, California

March 30, 2000